Exhibit 99.1

LRAD® Corporation Announces Resignation of Chief Financial Officer

SAN DIEGO, CA – July 17, 2017 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of acoustic hailing devices and advanced mass notification systems, today announced that Katherine H. McDermott has resigned from her position as Chief Financial Officer effective August 10, 2017.

“After much thoughtful consideration, I have decided to leave LRAD to pursue a new opportunity,” said Ms. McDermott. “I have enjoyed working at LRAD and am proud of the progress we've made over the past ten years in strengthening the Company's finances and positioning it for growth and success. I wish the company well in the years ahead.”

“On behalf of the Board of Directors and everyone at LRAD, I would like to thank Kathy for her dedication and many positive contributions to the Company,” expressed Richard S. Danforth, Chief Executive Officer of LRAD Corporation. “Kathy leaves behind a well-trained financial services and accounting team to handle the Company's day-to-day financial activities. We wish Kathy continued success in her future endeavors.”

The Company is conducting a nationwide search to find a replacement for Ms. McDermott.

About LRAD Corporation

Using advanced technology and superior voice intelligibility, LRAD Corporation’s proprietary Long Range Acoustic Devices® and revolutionary ONE VOICE® mass notification systems are designed to enable users to safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives. LRAD systems are in service in more than 70 countries around the world in diverse applications including mass notification and public address, fixed and mobile defense deployments, homeland, border, critical infrastructure, maritime, oil & gas, and port security, public safety, law enforcement and emergency responder communications, asset protection, and wildlife control and preservation. For more information, please visit www.LRAD.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2016. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lrad.com